Exhibit 10.2

[English Translation]

July 23, 2013

SHANDONG BROADCAST NETWORK
No. 20188 JINGSHI ROAD, JINAN, SHANDONG
PEOPLES REPUBLIC OF CHINA

Re:	Equity Transfer Agreement

Dear Sir or Madam:

Reference is made to that certain Equity Transfer Agreement, dated May 20, 2013, between Beijing China Broadband Network Technology Co., Ltd. (“Party A”) and Shandong Broadcast Network (“Party B”), pursuant to which Party A agreed to sell its 51% interest in Jinan Guangdian Jia He Broadband Co., Ltd. (“Target”) to Party B, (the “Equity Transfer Agreement”).  Although the Equity Transfer Agreement states that the purchase price to be paid by Party B for the Target shall be delivered to Party A within 150 days of the Equity Transfer Agreement, each of Party A and Party B hereby confirm, for clarity and notwithstanding anything to the contrary contained in the Equity Transfer Agreement, that (i) the transfer of the Target to Party B shall not be deemed effective until Party A and Party B mutually agree upon a fixed schedule of the terms of the payment of the purchase price by Party B, and (ii) if such terms are not agreed upon prior to the expiration of the 150th day following the date of the Equity Transfer Agreement that each of Party A and Party B may, in their sole discretion, terminate their respective obligations under the Equity Transfer Agreement and declare the Equity Agreement null and void and of no further force or effect.

Except as expressly set forth herein, this letter agreement shall not amend or waive any provision of the Equity Transfer Agreement.  Please indicate your acknowledgement and acceptance of the terms of this letter agreement by execution in the space provided below

Sincerely,

BEIJING CHINA BROADBAND NETWORK TECHNOLOGY CO. LTD.

By:	/s/ Weicheng Liu
Name:	Weicheng Liu

Confirmed and accepted as of
The date first above written:

SHANDONG BROADCAST NETWORK

By: /s/
Name:
Title: